Exhibit 10.38

CUSTOM MANUFACTURE AGREEMENT

This is a Custom Manufacture Agreement effective as of January 1, 2008, by and between AIR PRODUCTS AND CHEMICALS, INC., having its principal place of business located in Allentown, Pennsylvania (“APCI”) and KMG ELECTRONIC CHEMICALS, INC. (“CUSTOMER”), having its principal place of business located in Houston, Texas.

In consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, APCI and CUSTOMER promise and agree as follows:

1.                           DEFINITIONS

                                    The following words and phrases will have the meanings ascribed to them below:

                                    A. “Product” - Means those finished products listed in Exhibit A meeting the specifications given in Exhibit E when analyzed by test methods set forth therein.

                                    B. “Raw Material” - Means the raw materials and intermediates for the manufacture of the Products, except for the Customer Supplied Raw Material, meeting the specifications given in Exhibit F.

                                    C. “Customer Supplied Raw Material” - Means the raw materials and intermediates for the manufacture of Products which will be provided by CUSTOMER for the production of Product and listed in Exhibit C, meeting the specifications given in Exhibit G.

                                    D. “Waste” - Means any material generated hereunder other than Product, Customer Supplied Raw Material, or work in process streams.

E. “Contract Year” - Means each twelve (12) month period beginning 1 January and ending on 31 December, except that the first Contract Year shall begin on the date hereof and shall terminate on 31 December 2007.

F. “Packaging” - Means the supplies used to label, bag, box and palletize the Products.

G. “APCI Facility” - Means the APCI manufacturing facility located in Dallas, Texas, where APCI will manufacture the Product and perform the services set forth herein.

H. “Containers” - Means the containers for the Products meeting the specifications set forth in Exhibit H.

I. “Returned Product” - Means the Products meeting the applicable specifications at the time of shipment, but no longer meet the applicable specifications upon or after being returned by Customer’s customer.

2.                           TERM OF AGREEMENT

Unless terminated sooner as provided herein, this Agreement will be in effect for an initial term of three (3) Contract Years. This Agreement may be terminated by Customer with respect to any particular Product by delivery to APCI of three (3) months prior written notice of termination.

3.                           CUSTOMER’S RESPONSIBILITIES

A. CUSTOMER will deliver the Customer Supplied Raw Material prepaid to APCI’s Facility. Delivery will be accompanied by CUSTOMER supplier’s certificate of analysis.

B. CUSTOMER will pay all invoices on net 30 day terms.  The price for the services to be provided by APCI hereunder is set forth in Exhibit D.

C. CUSTOMER will provide to APCI a twelve (12) month rolling forecast of its anticipated requirements at the beginning of each calendar quarter.  These forecasts are for planning purposes only and are not a commitment to purchase specific quantities.

D. CUSTOMER will order Products by issuing a purchase order with definite quantities to be shipped to a specific destination and a designated and agreed ship date by the beginning of each calendar month. CUSTOMER further will provide weekly schedule updates to APCI.

E. CUSTOMER is responsible for freight and Container costs related to Products and Customer Supplied Raw Material.

F. Unless otherwise agreed in writing by the parties, if CUSTOMER does not request APCI to ship or load Product for shipment onto CUSTOMER-designated carriers, CUSTOMER will take delivery of Products from the APCI Facility as soon as practical, but in any case within thirty (30) days following notice from APCI that Product is available for shipment.  CUSTOMER will take delivery of Returned Product from the APCI Facility as soon as practical, but in any case, within thirty (30) days following receipt of notice from APCI that such Returned Product is in APCI’s possession at the APCI Facility.  If CUSTOMER does not take delivery of Products or Returned Products in a timely manner, in addition to any other remedies available to APCI, CUSTOMER shall pay to APCI warehousing charges (at APCI’s standard rates) for each day that such Products or Returned Products remain at the APCI Facility.

G. CUSTOMER will take delivery of all Products, Returned Products, unused Raw Material and Customer Supplied Raw Material within thirty (30) days after the last campaign completed under this Agreement or by the date of termination of this Agreement, whichever is later. If CUSTOMER does not take delivery of goods in a timely manner, in addition to any other remedies available to APCI, CUSTOMER shall pay to APCI warehousing charges (at APCI’s standard rates) for each day that such goods remain at the APCI Facility.

H. The price and any other amounts due hereunder exclude all taxes howsoever described and howsoever denominated except for those imposed on APCI by the government of the United States of America, any State thereof, and any political subdivisions of the foregoing and which are based upon APCI’s net income, corporate existence, or general right to transact business (hereinafter “U.S. Income Taxes”).  If any taxes, duties, fees, imposts, or similar charges, other than U.S. Income Taxes become due as a result of this Agreement or the transactions contemplated hereunder, said taxes, duties, fees, imposts, or similar charges will be added to the price and any other amounts due hereunder in an amount as will be necessary to ensure that the net amount received by APCI, after all liability for taxes on or with respect to any such payment and the payment of the additional amount, equals the amount of the price and any other amounts due hereunder.

I. The parties hereby acknowledge that APCI and CUSTOMER have entered into that certain Asset Purchase Agreement dated as of October 19, 2007 (the “Purchase Agreement”), pursuant to which CUSTOMER is acquiring the Transferred Assets (as defined in the Purchase Agreement), including the assets set forth in Exhibit J that are located at the Facility and will be used by APCI to perform its obligations hereunder (the “Licensed Equipment”).  Accordingly, CUSTOMER hereby grants to APCI an irrevocable, royalty-free right to use the Licensed Equipment to perform its obligations hereunder during the term of this Agreement.  Upon the termination of this Agreement, such license for the Licensed Equipment shall be automatically terminated.

J.    The parties hereby acknowledge that APCI and CUSTOMER have entered  into that certain Transition Services Agreement dated January 1, 2008 (the “Transition Services Agreement”), pursuant to which APCI will perform certain services on behalf of CUSTOMER, including certain obligations to be performed by CUSTOMER under this Section 4.  Accordingly, APCI and CUSTOMER agree to reasonably cooperate with one another to coordinate the performance of such obligations during the term of the Transition Services Agreement.

4.                           APCI’s RESPONSIBILITIES

A.           APCI shall, at the APCI Facility, receive, unload, handle and store Raw Material and Customer Supplied Raw Material, and manufacture and ship such quantities of Products as ordered by CUSTOMER pursuant to Section 3.D above, analyze and test such finished Product for conformance with applicable specifications, maintain Product samples and production records, package and label Product, load Product onto CUSTOMER-designated carriers, and dispose of all Wastes.

B.             APCI will purchase, on behalf of CUSTOMER, all Raw Material from CUSTOMER-approved vendors using the blanket order method, and CUSTOMER will bear the cost of such Raw Material. CUSTOMER will provide APCI with instructions for ordering Raw Material from CUSTOMER vendors.  If CUSTOMER does not pay for such Raw Material, all costs therefor will be to CUSTOMER’s account. In such case, APCI will invoice CUSTOMER for the Raw Materials at the actual cost to acquire such Raw Materials plus ten percent (10%) and in accordance with the unit consumption rates for the Raw Materials set out in Exhibit E.

C.             APCI will manufacture all Product in the Containers and Packaging in accordance with CUSTOMER’s reasonable packaging instructions. APCI will purchase such Containers and Packaging on behalf of CUSTOMER from CUSTOMER-approved vendors using the blanket purchase order method, and CUSTOMER will bear the cost of such Containers. CUSTOMER will provide APCI with instructions for ordering Containers and Packaging from CUSTOMER vendors. If CUSTOMER does not pay for such Containers, all costs therefor will be to CUSTOMER’s account. In such case, APCI will invoice CUSTOMER for the Containers at the actual cost to acquire such Packaging plus ten percent (10%).

D.            APCI will provide a Certificate of Analysis (“COA”) with every shipment of Product using the analytical methods described in Exhibit E hereof.

E.              APCI will conduct analysis of Raw Materials and Customer Supplied Raw Material consistent with the manner in which APCI analyzed such raw materials in the ordinary course of business.  APCI will notify CUSTOMER if, in APCI’s reasonable opinion, the use of any such analyzed Raw Materials or Customer Raw Materials is likely to result in or becomes aware of the Product failing to meet a particular customer’s non-standard specifications.

F.              APCI will notify CUSTOMER if Product will not be available for shipment as instructed in the CUSTOMER purchase order.

G.             APCI will invoice CUSTOMER as material is shipped from the manufacturing facility. Payment shall be due thirty (30) days from the date of shipment.

H.            APCI will dispose of any Waste generated during the services provided hereunder on behalf of CUSTOMER in a properly permitted Waste disposal facility. All costs associated with Waste treatment and disposal will be to APCI’s account.

I.                 For each campaign, APCI will document the volumes of Raw Materials and Customer Supplied Raw Material used, campaign progress and operating parameters using a documentation template mutually agreed upon between CUSTOMER and SPCI prior to start of each campaign.

J.                APCI shall be granted the annual yield loss allowance (the “Loss Allowance”) set forth opposite the following Customer Supplied Raw Materials:

Material	Loss Allowance
Acetone	2.5%
N-butyl acetate	3%
IPA 99%	3%
IPA MB/GB	2%
PBR 50	2.5%
H2O2LP	3.5%
H2O2 MB	8%
H2O2 GB	5%
H2SO4	8%
Phosphoric Acid 80%	6%
HMDS	8%
Phosphoric Acid 85%	10%
Negative Photoresist Developer	2.5%
PBR 40	2%
PM Acetate	1.5%

If the actual yield loss for any of such Customer Supplied Raw Materials exceeds the applicable Loss Allowance, APCI shall give CUSTOMER a credit against future purchases hereunder equal to: (a) the difference (in kilograms) between (i) the actual yield loss and (ii) the applicable Loss Allowance, multiplied by (b) the average cost (per kilogram) of such Customer Supplied Raw Material during such year.

5.                           ADDITIONAL FEES

In addition to reimbursing APCI those costs in Sections 3 and 4 identified as being to CUSTOMER’s account, CUSTOMER will pay to APCI the fees set forth on Exhibit I hereto regarding the various Products (“Fees”).

6.                           WARRANTIES

                                    Provided the Customer Supplied Raw Material conforms to the specifications set forth in Exhibit G, APCI warrants that the Product generated hereunder will conform to the specifications set forth in Exhibit E.  CUSTOMER warrants that the Customer Supplied Raw Material shall conform to the specifications set forth in Exhibit G. CUSTOMER assumes responsibility to conduct any required performance testing for specific Products before use, and APCI shall have no liability resulting from performance failure if CUSTOMER sells those specific Products that do not conform to the aforesaid testing. CUSTOMER represents that it is familiar with the characteristics of the Product and indemnifies APCI against loss or injury to persons or property arising out of the handling, use or possession of Product delivered to it or its customers as set forth in Section 11.A. below.

APCI AND CUSTOMER MAKE NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, CONCERNING THE PRODUCTS OR CUSTOMER SUPPLIED RAW MATERIAL, AS APPLICABLE, OR THE MERCHANTABILITY OR FITNESS THEREOF FOR ANY PURPOSE. APCI SHALL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO CUSTOMER

FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING BY WAY OF ILLUSTRATION AND NOT OF LIMITATION, LOSS OF USE, LOSS OF WORK IN PROCESS, DOWN TIME, CLAIMS BY CUSTOMERS OR LOSS OF PROFITS, WHETHER CAUSED BY BREACH OF THIS AGREEMENT, APCI’S NEGLIGENCE OR OTHERWISE, AND SUCH LIMITATION ON DAMAGES SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.  CUSTOMER SHALL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO APCI FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING BY WAY OF ILLUSTRATION AND NOT OF LIMITATION, LOSS OF USE, LOSS OF WORK IN PROCESS, DOWN TIME, CLAIMS BY THIRD PARTIES OR LOSS OF PROFITS, WHETHER CAUSED BY BREACH OF THIS AGREEMENT, CUSTOMER’S NEGLIGENCE OR OTHERWISE, AND SUCH LIMITATION ON DAMAGES SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.

7.                           TITLE AND RISK OF LOSS

Title to Product and Customer Supplied Raw Material will be and remain with CUSTOMER. Title to Raw Material, Product that does not meet the specifications set forth in Exhibit E (provided that the Customer Supplied Raw Materials meet the specifications set forth in Exhibit F), and Waste will be and remain with APCI. Risk of loss of Customer Supplied Raw Material will transfer to APCI upon receipt of Customer Supplied Raw Material from a CUSTOMER-designated carrier. Risk of loss of Product will transfer to CUSTOMER upon delivery of Product to a CUSTOMER designated carrier at APCI’s loading dock.

8.                           LIMITATION OR LIABILITY

If the Product fails to meet the specifications warranted in Section 6, APCI, as APCI’s sole liability and CUSTOMER’s sole and exclusive remedy, will either (a) promptly manufacture conforming Product and properly dispose of such off specification Product, or (b) reimburse CUSTOMER for the price paid by CUSTOMER, the cost of Raw Materials, Customer Supplied Raw Material, Containers, shipping, Packaging and Fees. In addition, unless CUSTOMER knowingly and in writing directed APCI to ship or load such off specification Product, if such off specification Product has been shipped or loaded, APCI will, at CUSTOMER’s option, promptly substitute and ship, at APCI’s sole cost and expense, conforming Product and, if returned to APCI, such off specification Product will be properly disposed of at APCI’s sole cost and expense.

NOTWITHSTANDING THE FOREGOING, NO CLAIM OF ANY KIND, WHETHER BASED ON DELIVERY OR NON-DELIVERY OF PRODUCT OR ON TORT (E.G., NEGLIGENCE, STRICT LIABILITY, ETC.) SHALL BE GREATER IN AMOUNT THAN THE SUM CHARGED TO CUSTOMER FOR THE PRICE PAID BY CUSTOMER, THE COST OF RAW MATERIALS, CUSTOMER SUPPLIED RAW MATERIAL, CONTAINERS, SHIPPING, PACKAGING AND FEES TO WHICH SUCH CLAIM RELATES. Any claims by CUSTOMER must be received by APCI in writing within sixty (60) days of the date of shipment or scheduled shipment (in the case of non-delivery). Failure to deliver notice of claim to APCI within such sixty (60) days period will constitute a waiver by CUSTOMER of all claims in respect of such delivery or non-delivery.

9.                           NOTICES

All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by an internationally recognized courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by written confirmation thereof to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

Any notice to be given to APCI shall be addressed as follows:

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

Fax: 610-481-8223

Attention: Corporate Secretary

Any notice to be given to CUSTOMER shall be addressed as follows:

KMG Electronic Chemicals, Inc.

10611 Harwin Drive, Suite 402

Houston, Texas 77036

Attention: Roger C. Jackson

Facsimile: (713) 600-3150

with a copy to:

Haynes and Boone, LLP

1221 McKinney Street, Suite 2100

Houston, Texas 77002

Attention:  George G. Young III and William B. Nelson

Facsimile: (713) 236-5557

10.                     PLANT ACCESS AND AUDITS

Upon reasonable advanced written notice, APCI will grant CUSTOMER personnel reasonable access to APCI’s Facility during normal business hours while services are being performed hereunder, provided that such personnel execute APCI’s standard hold harmless agreement prior to entry upon the site and such access does not unreasonably interfere with APCI’s business operations.

11.                     INDEMNIFICATION

A.           CUSTOMER shall hold harmless, defend and indemnify APCI, its officers, agents, servants and employees from and against all claims, loss, costs, expenses, fines, penalties or damages, including court costs and reasonable attorneys’ fees, incurred or sustained by them or any of them as a result of injury to persons or damage to property occurring after the loading of Product onto CUSTOMER-designated carriers, in connection with or arising out of the receipt, handling, storage, use, possession, or shipment of such Product by CUSTOMER or third parties, regardless of whether such injury or damage is caused in whole or in part by the negligence of APCI, its agents, employees, and affiliates, but excluding, however, personal injury or property damage to the extent caused by the gross negligence or willful misconduct of APCI.

B.             APCI shall hold harmless, defend and indemnify CUSTOMER, its officers, agents, servants and employees from and against all claims, loss, costs, expenses, fines, penalties or damages, including court costs and reasonable attorneys’ fees, incurred or sustained by them or any of them as a result of injury to persons or damage to property or to the environment, including but not limited to any environmental hazard, accident, spill, leak, emission or contamination or remedial measures or requirements on or off APCI’s Facility, occurring at APCI’s Facility prior to the loading of Product onto CUSTOMER designated carriers in connection with or arising out of APCI’s processing or possession of Product, including the handling of Waste, regardless of whether such injury or damage is caused in whole or in part by the negligence of CUSTOMER, its agents, employees, and affiliates, but excluding, however, personal injury or property damage to the extent caused by the gross negligence or willful misconduct of CUSTOMER.

12.                     FORCE MAJEURE

Neither party will be liable for any failure or delay in performance hereunder (other than the obligation to pay monies owed) which may be due, in whole or in part, to any cause or causes of any nature beyond the reasonable control of the party affected, including but not limited to fire; explosion; strike or labor difficulty; machinery or equipment breakdown; accident, curtailment in the supply of energy, whether pursuant to actions or proceedings already or hereafter commenced; inability to obtain power, labor, or material from normal sources of supply; transportation or handling accidents or delays; acts of God; act, order or regulation of government authority; war; riot; or civil disorder. Any party whose performance is suspended by an event of force majeure shall use its reasonable efforts to remedy the cause of delay, provided, however, neither party will be obligated to settle any labor dispute. The party affected by any of such causes will promptly notify the other party, stating the exact nature thereof, its estimated effect on the ability of such party to perform its obligations, and its estimated duration.

13.                     ASSIGNABILITY

This Agreement may not be assigned by either party without the prior written consent of the other party, and any attempted assignment, whether directly or indirectly, by operation of law or otherwise, shall be deemed null and void. All of the terms and provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.                     CONFIDENTIALITY

Each party shall, during the term of this Agreement and for five (5) years thereafter, keep in confidence and not disclose to any third party, and not use for any purpose other than its performance of this Agreement, any and all information disclosed to it by the other party in connection with this Agreement, except as such information is or becomes in the public domain or is already in the party’s possession prior to disclosure by the other party, or is subsequently obtained from some third party, both without the obligation of confidentiality.

15.                     ENTIRETY OF AGREEMENT

This Agreement contains the complete and exclusive agreement of the parties, merges and supersedes all prior understandings and representations (oral or written) between CUSTOMER and APCI concerning the custom manufacture of Products, and terminates all prior contracts between CUSTOMER and APCI concerning the performance of the services with respect to such manufacture. All purchase orders or purchase order acknowledgments which may be used to order or acknowledge orders for delivery of Product hereunder will be deemed to be intended for record purposes only and the provisions contained therein will not serve to add to or otherwise vary the provisions of this Agreement. Neither this Agreement nor any agreement supplementing or amending this Agreement will be effective unless it is reduced to a writing subscribed to by duly authorized representatives of CUSTOMER and APCI.

16.                     SURVIVAL OF OBLIGATIONS

Sections 8, 11 and 17 will survive termination of this Agreement.

17.                     GOVERNING LAW

This Agreement will be governed by and construed under the laws of the State of New York, without giving effect to the choice of law principles thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement in duplicate as of the day and date first written above.

AIR PRODUCTS AND CHEMICALS, INC.	KMG ELECTRONIC CHEMICALS, INC.

By:	By:

Title:	Title:

Signature Page to Custom Manufacture Agreement – Dallas

Exhibit to Custom Manufacture Agreement – Dallas